Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public
Accounting Firm” in the Prospectus and Statement of Additional Information and to the use of
our reports: (1) dated April 27, 2010 with respect to the financial statements of Principal Life
Insurance Company Separate Account B, (2) dated March 15, 2010 with respect to the consolidated financial statements of Principal Life Insurance Company, and (3) dated
March 15, 2010, with respect to the financial statement schedules of Principal Life Insurance
Company, in Post-Effective Amendment No. 12 to the Registration Statement (Form N-4,
No. 333-40254) of Principal Life Insurance Company Separate Account B and the related prospectus of the Flexible Variable Annuity with Purchase Payment Credit Rider Contract.

/s/Ernst & Young LLP

Des Moines, Iowa
April 27, 2010